Exhibit 10.1
SECOND AMENDMENT TO THE
FIRST ACCEPTANCE CORPORATION
2002 LONG TERM INCENTIVE PLAN
     WHEREAS, First Acceptance Corporation (the “Company”) maintains the First Acceptance Corporation 2002 Long Term Incentive Plan (the “Plan”); and
     WHEREAS, pursuant to Article 9 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan; and
     WHEREAS, the Board desires to amend the Plan to revise the provisions in Article 11 of the Plan regarding capital adjustments (or other similar event) to the shares granted thereuder.
     NOW, THEREFORE, effective as of the date hereof, the Board hereby amends the Plan as follows:
     1. Article 11 of the Plan is amended to read as follows:
ARTICLE 11
CAPITAL ADJUSTMENTS
     In the event that any dividend or other distribution (whether in the form of an extraordinary cash dividend, dividend of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock, then the Committee shall, in an equitable and proportionate manner, adjust any or all of the (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (ii) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (iii) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation under Section 6.6 of the Plan, (iv) the Option Price of each outstanding Award, (v) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.5, and (vi) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. In lieu of the foregoing, the Committee may make provision for a cash payment to the holder of an outstanding Award, except as may otherwise be provided in an applicable Award Agreement. Notwithstanding the foregoing, no such adjustment or cash payment shall be made or authorized to the extent that such adjustment or cash payment would cause the Plan or any Stock Option to violate Code Section 422. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject. No adjustment or cash payment will be required under this Article 11 for the issuance of Common Stock for such consideration, not less than the par value of the Common Stock, as may be determined from time to time by the Board to be fair consideration.
     Upon the occurrence of any such adjustment or cash payment, the Company shall provide notice to each affected Participant of its computation of such adjustment or cash payment which shall be conclusive and shall be binding upon each such Participant.